Exhibit 99.1

U.S. Gold Corp. Announces Updated Prefeasibility Study Results

Permitted CK Gold Project shows compelling economic indicators

(Company webinar Tuesday February 11th, 2025, at 11:00am EST)

CHEYENNE, Wyo., February 11, 2025 /PRNewswire/ — U.S. Gold Corp. (“U.S. Gold,” the “Company,” “we,” “our” or “us”) (NASDAQ: USAU), is pleased to announce the results of its updated pre-feasibility study (“PFS”) for its CK Gold Project (“CK”, or “CK Gold”) in Wyoming, U.S.A. Incorporating provisions resulting from the completed permitting activities and optimization advances in engineering studies, the PFS continues to show robust potential economic performance of CK. The PFS outlines the basis to proceed to a feasibility study (“FS’) while the Company continues to explore significant areas of upside and additional optimization to the project.

PFS Highlights

(All dollar amounts in this news release are expressed in U.S. dollars, unless otherwise noted and gold equivalents (AuEq) are reported based on copper, and silver being expressed in terms of gold ounces using the following prices, gold $2,100/oz., copper $4.10/lb. and silver $27/oz.)

Updates and improvements in the permitted project’s PFS include strong economic performance with increased reserves and resources. Project highlights include:

●	Average gold equivalent (AuEq) production of 1,112,000 AuEq ounces over the mine life, or 111,250 AuEq ounces per year, assuming a 10-year mine life. The first three years average 143,278 AuEq ounces annually. Over the life of the mine, the PFS estimates total production of approximately 679,548 ounces of gold, 208.3 million pounds of copper, and 2.04 million ounces of silver.

●	Base case Net Present Value (“NPV”) of $459 million (pre-tax), at a discount rate of 5%, and Internal Rate of Return (“IRR”) of 36.0%, each based on price assumptions of $2,100 per ounce of gold, $4.10 per pound of copper and $27 per ounce of silver. The project payback improved by 15%, and the NPV improved by 42% over the prior PFS study. Reflecting potential higher price assumptions of $3,000 per ounce gold and $4.50 per pound copper, the NPV increases to $952 million (pre-tax) with a 60.8% IRR.

●	All-in sustaining cost of $937 per AuEq ounce (life of mine average).

●	Initial capital requirements of $277 million, which includes capital retention payments post-construction.

●	Mineral Reserves of 1.672 million AuEq ounces, supporting an eight-year mine life and 10 years of processing. This includes 1.022 million ounces of gold, 259.7 million pounds of copper, and 3.008 million ounces of silver—a 16% increase over the AuEq ounces reflected in the prior PFS.

●	Aggregate potential, not included in the study economics presented, could provide significant upside potential for an additional revenue stream should the beneficial use of aggregate produced from mine waste be recognized and commercialized.

●	Advancing toward FS completion by the end of 2025, with key groundwork already completed to facilitate fast-tracking. No extensive additional fieldwork or major expenses are required for FS completion.

●	Exploration potential exists to expand resources at depth and to the southeast of the main orebody, potentially extending mine life or increasing production.

CK Gold Project PFS highlights (Based on a $2,100 per ounce gold, $4.10 per pound copper price assumption for economic evaluation)
Operating life	10.2 years
Total gold contained (life of mine)	1.672 million AuEq
Total gold produced for sales (life of mine)	1.112 million AuEq ounces
Average AuEq grade contained (life of mine)	0.023 oz./t (0.78 grams AuEq per tonne)
Average AuEq grade produced (life of mine)	0.015 oz./t (0.52 grams AuEq per tonne)
Average all-in sustaining cost (life of mine)	$937 per AuEq ounce of gold
NPV (pre-tax, 5% discount)[1,2]	$459 million
NPV (post-tax, 5% discount)[1,2]	$356 million
IRR (pre-tax)[2]	36%
IRR (post-tax)[2]	30%
Free cash flow (pre-tax)[2]	$693.2 million
Free cash flow (post-tax)[2]	$556.9 million

1. Economics from construction forward and assumes no initial capital is spent in advance of a construction decision.

2. All-in sustaining cost per ounce of gold sold and free cash flow are non-GAAP financial measures or ratios and have no standardized meaning and may not be comparable to similar measures used by other issuers. As the CK Gold Project is not in production, the Company does not have historical non-GAAP financial measures nor historical comparable measures and therefore the foregoing prospective non-GAAP financial measures or ratios may not be reconciled to the nearest under GAAP.

George Bee, President and Chief Executive Officer of U.S. Gold Corp., stated, “We are pleased by the results of the pre-feasibility study update, which builds upon advanced work with our engineering consultant, Samuel Engineering Inc. (“Samuel”), originally contracted in 2022 to fast track toward a FS. Work on the FS was discontinued until the permits were in place, which also gave time, post COVID-19, for market uncertainties and inflation to subside. We now have an advanced updated glimpse of a very robust, high-value project poised for the next stages of engineering and development, following a board decision to proceed.”

“Given the project’s excellent economics, including a 36% IRR with a 1.7-year payback period at a gold price of $2,100 per ounce of gold and $4.10 per pound of copper, we continue with optimization leading to the feasibility study on a permitted project, with the goal of commencing construction as soon as late-2025 or 2026 to support first production of concentrate in 2027 or 2028.”

Mr. Bee continued, “With avenues to project financing which preserve shareholder positions through a number of arrangements that avoid overly dilutive equity offerings, we believe that development on the CK asset can proceed in the relative short-term, fulfilling the Company’s pivot to development of the CK Gold asset and ultimately allowing the Company to return to exploration in its high-potential exploration portfolio.”

In addition to this press release, please join us for a webinar, the details of which are provided below.

The February 2025 PFS can be found on the Company’s website at www.usgoldcorp.gold.

Pre-feasibility Study Overview

The CK Gold Project is located approximately 20 miles to the west of Cheyenne, and benefits from established infrastructure, including nearby roads and power lines. The proximity to Cheyenne offers a prime location to attract a skilled workforce that can be housed in the local community. Furthermore, the presence of a considerable representation of experienced contracting firms, consultants and equipment dealerships is a benefit to the project as it looks for competitive pricing for goods and services.

The PFS is based on a Mineral Reserve Estimate of 73.2 million tons (“Mt”) at 0.014 ounces per ton (0.48 grams per tonne (“g/t”) for 1.672 million contained gold equivalent ounces. The PFS contemplates simple surface truck shovel mining of the low 0.9 strip ratio (waste:ore) deposit, with a simple standard comminution and flotation flowsheet to process 7,200,000 tons of ore per annum, producing a saleable high-value copper-gold concentrate with no anticipated penalty elements. Tailings will be dewatered and dry-stacked to recycle and conserve water.

The PFS outlines a 30-month construction period, potentially beginning in late 2025, with initial gold concentrate production targeted for 2028. However, with sufficient financing and detailed project engineering, the construction timeline could be shortened.

The following table summarizes key inputs, operating statistics and results of the CK Gold PFS:

Key Operating and Financial Assumptions and Metrics
Assumptions
Gold price	$ per ounce	$2,100
Copper price	$ per pound	$4.10
State (OSLI) royalty (NSR)%		2.1
Production and costs
Mineral Reserve	million tons	73.2
Average AuEq grade mined (life of mine)	ounces per ton	0.015
Annual throughput	tons per annum	7,200,000
Average AuEq grade processed (life of mine)	grams per tonne	0.52
Average gold metallurgical recovery	%	67
Average copper metallurgical recovery	%	80
Average silver metallurgical recovery	%	68
Total gold produced (life of mine)	ounces	679,548
Total copper produced (life of mine)	Million pounds	208.3
Total silver produced (life of mine)	Million ounces	2.04
Average annual AuEq production (life of mine)	ounces	111,250
Average annual AuEq production (first 3 years)	ounces	143,278
Life of mine operating unit costs
	$ million	$ per ton processed
Mining	$277.8	$3.79
Processing	$517.8	$7.07
Tailings Haulage	$124.2	$1.70
General & administrative	$106.2	$1.45
Royalties (included in net income $43.5M)
Total cash costs[1]	$1,026.1	$14.01
Total cash costs[1]	$ per AuEq ounce	$922
All-in sustaining cost[1]	$ per gold ounce	$937
Capital estimates
Initial capital (includes initial capital retention)	$ millions	$277
Sustaining capital (life of mine)	$ millions	$13
Closure costs[2]	$ millions	$21.1
Project economics
Free cash flow (pre-tax)[1,3]	$ millions	$693
NPV (pre-tax, 5% discount)[3]	$ millions	$459
IRR (pre-tax)[3]	%	36%
Payback period[3]	years	1.7

1. Cash costs, all-in sustaining cost per ounce and free cash flow are non-GAAP measures or ratios.

2. Closure costs after mine life in years 11 and 12.

3. Economics from construction forward, assumes no initial capital spent in advance of a construction decision.

Mining and Processing

The PFS mine plan assumes surface mining in four push-back phases, with mining operations concluding after eight years, followed by just over two years of stockpile processing. Surface mining will utilize off-highway truck-shovel equipment, including trucks in the 100- to 150-ton class and 20-yard loaders, supported by dozers, graders, and water trucks for dust suppression.

The PFS is based on Proven and Probable Mineral Reserves of 73.2 million tons (“MT”) at a grade of 0.014 ounces per ton (0.48 grams per tonne (“g/t”)), containing 1.672 million gold equivalent ounces. The mine plan has been optimized to prioritize the processing of higher-grade ore in the early years, with lower-grade ore stockpiled for processing in the final two years of the project. Mine production during the first three full years is expected to average 212,061 AuEq ounces annually, driven by higher-grade ore mined early in the project. Over the mine life, average AuEq mine production is projected to be approximately 164,000 AuEq ounces per year for 10.2 years, based on an average AuEq head grade of 0.023 ounces per ton (0.78 g/t).

Contained Metal Mined	Total	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
Gold (000’s oz.)	1,021.8	173.3	147.0	106.9	110.6	106.9	90.8	92.1	87.3	47.1	53.9	6.1
Copper (Millions lbs.)	259,731	30,419	29,932	27,265	26,959	26,694	27,000	27,974	26,538	16,564	18,026	2,361
Silver (000’s oz.)	3,008.0	449.7	390.8	285.8	332.0	258.7	252.1	236.6	237.3	248.4	279.8	36.6
AuEq (000’s oz.)	1,672.0	234.8	223.6	177.8	180.7	172.1	157.1	165.5	157.1	94.2	95.6	13.5
AISC ($/AuEq oz.)	937	754	746	956	971	969	1046	910	845	1331	1353	1393

The PFS is based on a process flowsheet consisting of crushing and grinding to a particle size P80 of 90 µm, followed by rougher sulfide flotation. The rougher concentrate will be reground to a particle size P80 of 30 µm, followed by scavenger cleaner flotation. A market study has indicated that the high-value copper/gold sulfide flotation concentrate will be suitable for processing by smelters. Test work results indicate that the final concentrates do not contain deleterious elements above smelter penalty thresholds. Average payability for the flotation concentrate is expected to be 97.5% for gold, and 96.5% for copper.

The production schedule as outlined in the PFS is presented in the table below:

Metal in Concentrate	Total	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
Gold (000’s oz.)	679.5	110.8	102.8	73.2	72.6	72.6	61.1	63.4	60.1	28.4	31.4	3.1
Copper (Millions lbs.)	208.3	18.8	25.8	23.6	22.2	21.7	21.6	24.3	23.1	13.9	11.4	1.8
Silver (000’s oz.)	2039.5	287.3	271.5	198.8	221.1	178.3	173.5	165.6	166.1	173.9	181.2	22.4
AISC ($/AuEq oz.)	937	754	746	956	971	969	1046	910	845	1331	1353	1393

1. All-in sustaining cost per ounce is a non-GAAP measure.

Capital Expenditures

The PFS estimates initial project capital costs of approximately $277 million, which includes development of the surface mine and facilities, construction of a 7,200,000 ton per annum processing plant encompassing primary crushing, grinding, flotations, tailings and concentrate filtration, a fully lined phase 1 dry tailings storage facility, and additional infrastructure, including haul and access roads, water supply, power distribution and site services and retainer on initial capital in first year of production.

The PFS includes several updates to the prior PFS published in December 2021 resulting from provisions made during permitting and enhancements to the project. This includes liners under the tailings and ore stockpiles as an added measure to prevent any potential acid rock drainage (“ARD”).

The following table breaks down the initial capital estimate:

CK Gold Project Price Sensitivity Estimates

The table below shows the gold price sensitivity for the project:

Metal price sensitivities
	Base case
Average gold price ($/oz.)	$1,300	$1,700	$2,100	$2,500	$3,000
Average copper price ($/lb.)	$3.80	$3.90	$4.10	$4.30	$4.50
Average silver price ($/oz.)	$23.0	$25.0	$27.0	$30.0	$33.0
NPV[1] (pre-tax, 5% discount)	$30	$238	$459	$682	$952
IRR[1] (pre-tax)	7.7%	22.9%	36.0%	47.8%	60.8%
Payback (years)	5.71	2.73	1.76	1.37	1.10

1. Economics from construction forward, assumes no initial capital spent in advance of a construction decision.

Mineral Resource and Mineral Reserve Estimates

The PFS incorporates an updated Mineral Resource Estimate (“MRE”) for the CK Gold Project, with an effective date of January 6, 2025. Drill hole spacing is approximately 50 feet by 50 feet over the majority of the deposit footprint, with denser drilling in the high-grade core of the deposit. The updated MRE incorporates detailed understanding of the geologic controls.

To support the MRE, a comprehensive sensitivity analysis was completed on assumptions and parameters used in the estimate, which identified the optimum top cutting strategy, composite length, block size, search parameters and domaining strategy. The MRE satisfies reasonable prospects of eventual economic extraction (“RPEEE”) by demonstrating the spatial continuity of the mineralization based on a 0.35 g/t AuEq reporting cut-off grade and optimized stope volumes. The cut-off grade assumes prices of $1,860 per ounce of gold, $3.92 per pound of copper, and $22.52 per ounce of silver. The MRE was classified as Measured and Indicated Mineral Resources, informed by drill spacing supported by a drill hole spacing study, QA/QC, quality of data, confidence in geological and mineralization interpretations. Inferred resources are also reported.

The MRE is based only on Measured and Indicated Mineral Resources identified in the block model; however, prices of $1,755 per ounce of gold, $3.77 per pound of copper and $23 per ounce of silver were assumed. Optimized pit slopes were utilized with respect to the design and economic criteria established, such as cut-off grade, deposit geometry criteria and ultimate pit limit generate utilizing a Lerchs–Grossman open pit optimizer. The open pit was then sequenced to into a series of four pushbacks employing 30 ft. benches and utilized a stockpile strategy over the life of mine-plan. The mine plan envisions approximately eight years of active mining followed by two years of lower-grade stockpile reclamation, resulting in a total 10-year mine life. Mineral Reserves are calculated using an in-situ cut-off based on a per-ton value model, with material included if it generates at least $0.01 per ton after accounting for processing, administrative, transportation, refining, and royalty costs.

The MRE for the CK Gold Project is shown below and is effective as of February 10, 2025.

The MRE, exclusive of Mineral Reserves, is shown below and is effective as of February 10, 2025.

Qualified Persons

The Qualified Persons (“QPs”) who prepared the PFS have stated that they are not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, or political factors that might materially affect the estimate of Mineral Resource and Mineral Reserves.

Permitting and Stakeholder Engagement

In May 2023, Gold King Corp., a wholly owned subsidiary of U.S. Gold Corp., received notification of the approval of the CK Project Industrial Siting Permit (“ISP”) from the Wyoming Department of Environmental Quality (“WDEQ”) – Industrial Siting Division. The permit is valid for a three-year period so long as construction is initiated within that timeframe. The permit can be renewed.

In April 2024, Gold King Corp. received conditional approval of the Mine Operating Permit (“MOP”) for the CK Gold Project from the WDEQ – Land Division. There were three conditions associated with the approval for project development: (1) to obtain a Wyoming Pollution Discharge Elimination System (“WYPDES”) permit; (2) to put in place provisions for reclamation of the initial planned disturbance; and (3) to obtain an Air Quality Permit from the WDEQ – Air Quality Division. In May 2024, a WYPDES permit was approved, and a bond was approved covering the initial project disturbances. In November 2024, an Air Quality Permit was granted. The MOP is valid for ten years and is subject to annual monitoring and provision of updates.

Both the ISP and MOP contemplate amongst other items in the project description, a fixed project boundary and definition of the source and use of the water to be used at the CK Gold Project. Amendments to the project can be made dependent on their categorization in terms of their potential impacts. Minor impacts can be addressed through an administrative procedure within the agency while major changes may trigger additional public commentary and reissuance of the permit with amendments.

Optimization Opportunities and Next Steps

Based on the PFS, U.S. Gold is proceeding to finalize work to optimize the PFS and advance onto FS, which could be completed by the end of 2025. Activities in 2025 are envisioned to include completing metallurgical testing on Glencore Technology’s Jameson flotation cell technology and IsaMill regrind equipment, and a water supply update, along with evaluations regarding the commercialization of waste rock as a source of aggregate and rail ballast.

Several optimization opportunities have been identified which U.S. Gold plans to advance as part of the FS work, which include:

●	Detailed project construction planning and execution to shorten the pre-production period and concentrate pre-production capital costs, which could have the effect of improvements in project internal rates of return. Currently, the PFS contemplates a construction phase of 30 months, and it is believed that opportunities exist to shorten this timeframe.

●	Initial results from metallurgical test work on Jameson cell test apparatus was inconclusive, leading to the PFS update being described with conventional flotation cell technology. However, there is reason to believe that Jameson cells can make marginal improvements to metal recovery. If this is the case, it is understood that capital savings can be accrued through the adoption of Jameson cells versus conventional flotation equipment due to a smaller footprint. This would result in building and support equipment savings. Additionally, it has been reported that operational and energy savings might also be realized with Jameson cells, and the Company believes that these opportunities are worthy of additional investigation.

●	The opportunity to save capital costs during construction by utilizing on-site waste rock which has already been tested and found to be an excellent source of aggregate. Beyond on-site use there may well be an opportunity to commercialize the waste rock from the site to meet the needs of local markets, potentially providing a significant additional revenue stream and diminishing closure and reclamation costs, while providing the state with an additional royalty payment.

Ongoing Drilling Program to Extend Exploration Potential

Currently, no additional drilling is planned for the CK Gold Project; however, additional resources are known to extend beyond the open pit shell. Resources can be converted to mineral reserves following a number of initiatives:

●	Additional drilling to increase the density of drilling around existing mineral intercepts.

●	Changes in metal prices and other evaluation criteria.

●	Follow-up on geophysical trends and projections of existing mineralization.

Technical Information and Technical Report Filing

The PFS and other scientific and technical information contained in this news release were prepared in accordance with the U.S. regulatory requirements set out in Subpart 1300 of Regulation S-K (“S-K 1300”), and have been reviewed and approved by:

All are independent QPs of the registrant, except for Kevin Francis, as defined under S-K 1300.

Kevin Francis, V.P. Exploration and Technical Services, of the Company, who is a QP as defined under S-K 1300, has reviewed and approved the scientific and technical information disclosed in this news release.

A Technical Report Summary prepared in accordance with S-K 1300 for the CK Gold Project will be filed on a Form 8-K. Readers are encouraged to read the technical report in its entirety, including all qualifications, assumptions, exclusions and risks that relate to the Mineral Resource and Mineral Reserve estimates and the PFS.

The Mineral Resource and Mineral Reserve estimates discussed in this news release are classified in accordance with the disclosure requirement of U.S. companies, subject to the reporting and disclosure requirements under United States federal securities laws and the rules and regulations thereunder.

Communications & PFS Webinar

For additional information, please contact U.S. Gold Corp. Investor Relations +1 800 557 4550, or ir@usgoldcorp.gold www.usgoldcorp.gold. Additionally, the Company will host a webinar to present some of the salient points related to the updated PFS. You can attend the webinar by following the link below.

Please see the link below for the attendee/general link.

You are invited to a Zoom webinar!

When: Feb 11, 2025 11:00 AM Eastern Time (US and Canada)

Topic: U.S. Gold - PFS Call

Join from PC, Mac, iPad, or Android:

https://us06web.zoom.us/j/86766986036?pwd=JawNFTxoruHla2Xtpg3hacQAHA45FP.1

Passcode:187063

Phone one-tap:

+16465189805,,86766986036# US (New York)

+16465588656,,86766986036# US (New York)

Join via audio:

+1 646 518 9805 US (New York)

+1 646 558 8656 US (New York)

+1 778 907 2071 Canada

+1 438 809 7799 Canada

+1 587 328 1099 Canada

+1 647 374 4685 Canada

+1 647 558 0588 Canada

Webinar ID: 867 6698 6036

International numbers available: https://us06web.zoom.us/u/k82bVKQc

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold and copper exploration and development company. Its fully permitted CK Gold Project is located in Southeast Wyoming and has a Preliminary Feasibility Study technical report, which was completed by Gustavson Associates, LLC. In addition, the Company has two exploration projects: Keystone Gold located on the Cortez Trend in Nevada about 11 miles south of Nevada Gold Mines’ Cortez Hills Complex, and Challis Gold located in Idaho. For more information about U.S. Gold Corp., please visit https://www.usgoldcorp.gold/.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements include statements related to the assumptions and projections contained in the PFS, including estimated mineral resources and mineral reserves, mine life, projected operating and capital costs, projected production, IRR and NPV calculations, and the possibility of upside potential at the project; completion of a final FS; future exploration plans and expectations related to the Company’s properties; the Company’s business and operating strategies; and the Company’s focus on advancement toward the development of the CK Gold Project and obtaining project financing, on competitive terms, to fund such development. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: market and other conditions, the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, changes in interpretations of geological, geostatistical, metallurgical, mining or processing information, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to develop the CK Gold Project and implement future drilling programs, the success or failure of future drilling programs, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company undertakes no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold